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                                                                    Exhibit 20.2

                              OFFICER'S CERTIFICATE

                                MELLON BANK, N.A.

                    MELLON BANK HOME EQUITY LOAN TRUST 1996-1


                  The undersigned, a Vice President of Mellon Bank, N.A., as Servicer ("Mellon Bank N.A."), pursuant to Section 3.09 of the Pooling and Servicing Agreement, dated as of March 1, 1996 (as may be amended and supplemented from time to time, the "Agreement"), among Mellon Bank, N.A., as Transferor and Servicer, and The Bank of New York, as Trustee, does hereby certify that:

         1. Mellon Bank, N.A. is, as of the date hereof, Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

         2. The undersigned is an officer of Mellon Bank, N.A. who is duly authorized to execute and deliver this Certificate to Trustee.

         3. A review of the activities of Servicer during the fiscal year ended December 31, 1998, and of its performance under the Agreement was conducted under my supervision.

         4. Based on such review, Servicer has, to the best of my knowledge, fulfilled all its material obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 26th day of March, 1999.



                                             MELLON BANK, N.A., as Servicer



                                             By      PATRICK RYAN
                                                -------------------------------
                                                 Name:  Patrick Ryan
                                                 Title: Vice President